Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue, net	$441,319	$416,665	$833,377	$784,123
Service agreement revenue	7,245	7,219	14,503	14,489
Total operating revenue	448,564	423,884	847,880	798,612

Operating expenses
Commissions	251,383	235,794	471,861	444,508
Salaries and employee benefits	60,774	55,025	120,514	108,314
All other operating expenses	53,363	47,306	105,927	92,366
Total operating expenses	365,520	338,125	698,302	645,188
Operating income	83,044	85,759	149,578	153,424

Investment income
Net investment income	6,236	4,891	12,214	9,553
Net realized investment gains (losses)	124	399	640	(689)
Net impairment losses recognized in earnings	(61)	0	(182)	(345)
Equity in earnings of limited partnerships	149	2,114	362	1,444
Total investment income	6,448	7,404	13,034	9,963
Interest expense, net	257	—	423	—
Income before income taxes	89,235	93,163	162,189	163,387
Income tax expense	30,708	31,854	55,786	56,183
Net income	$58,527	$61,309	$106,403	$107,204

Earnings Per Share
Net income per share
Class A common stock – basic	$1.26	$1.32	$2.28	$2.30
Class A common stock – diluted	$1.12	$1.17	$2.03	$2.04
Class B common stock – basic and diluted	$189	$197	$343	$345
Class B common stock – diluted	$188	$197	$343	$345

Weighted average shares outstanding – Basic
Class A common stock	46,180,852	46,188,867	46,184,666	46,188,967
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,299,395	52,392,862	52,355,214	52,458,394
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.7825	$0.7300	$1.565	$1.460
Class B common stock	$117.3750	$109.5000	$234.750	$219.000

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$144,709	$189,072
Available-for-sale securities	72,057	56,138
Receivables from Erie Insurance Exchange and affiliates	411,422	378,540
Prepaid expenses and other current assets	36,023	30,169
Federal income taxes recoverable	0	5,260
Accrued investment income	6,874	6,337
Total current assets	671,085	665,516

Available-for-sale securities	672,625	657,153
Limited partnership investments	53,230	58,159
Fixed assets, net	71,119	69,142
Deferred income taxes, net	51,811	53,889
Note receivable from Erie Family Life Insurance Company	25,000	25,000
Other assets	22,355	20,096
Total assets	$1,567,225	$1,548,955

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$232,905	$210,559
Agent bonuses	62,845	114,772
Accounts payable and accrued liabilities	86,844	88,153
Dividends payable	36,441	36,441
Deferred executive compensation	9,898	19,675
Federal income taxes payable	2,088	0
Total current liabilities	431,021	469,600

Defined benefit pension plans	219,972	221,827
Employee benefit obligations	462	756
Deferred executive compensation	11,810	13,233
Long-term borrowings	49,742	24,766
Other long-term liabilities	1,004	1,863
Total liabilities	714,011	732,045

Shareholders’ equity	853,214	816,910
Total liabilities and shareholders’ equity	$1,567,225	$1,548,955

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